                                                                    EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of this 24th day of August, 2004, by and between LIBERTY NATIONAL BANCSHARES, INC., a Georgia business corporation (hereinafter "LIBERTY" and, unless the context otherwise requires, the term "Liberty" shall include Liberty and its wholly-owned subsidiary, LIBERTY NATIONAL BANK, a bank chartered under the laws of the United States ("BANK"), and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter "UNITED").

      WHEREAS, the respective boards of directors of Liberty and United deem it advisable and in the best interests of each such entity and their respective shareholders that Liberty merge with United (the "MERGER"), with United being the surviving corporation and with the issued and outstanding shares of common stock, $0.50 par value per share, of Liberty ("LIBERTY STOCK") and the outstanding options to acquire Liberty Stock (the "LIBERTY STOCK OPTIONS"), being converted into the right to receive shares of common stock, $1.00 par value per share, of United ("UNITED STOCK") and cash, as elected by the shareholders of Liberty up to a maximum amount of cash, all upon the terms and conditions hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the "MERGER AGREEMENT"); and

      WHEREAS, the respective boards of directors of Liberty and United deem it advisable and in the best interests of each such entity and their respective shareholders that Bank merge with United's Georgia banking subsidiary, United Community Bank ("UCB GEORGIA"), with UCB Georgia being the surviving bank (the "BANK MERGER"), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit B and incorporated herein by reference (the "BANK MERGER AGREEMENT"); and

      WHEREAS, the boards of directors of the respective entities believe that the merger of Liberty and United and their subsidiary banks and the operating effectiveness and synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and each of the banks;

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                    CLOSING

      The transactions contemplated herein shall be consummated (the "CLOSING") at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, and the expiration of any waiting or similar period required by applicable law (the "CLOSING DATE"), or at such other time and place as may be mutually satisfactory to the parties hereto.

                                   ARTICLE II

                                     MERGER

      Pursuant to the terms and conditions provided herein, on the Closing Date Liberty shall be merged with and into United in accordance with and in the manner set forth in the Merger Agreement, and Bank shall be merged with and into UCB Georgia in accordance with and in the manner set forth in the Bank Merger Agreement. The surviving corporation following the Merger will operate under the articles of incorporation of United. Upon the terms and conditions of this Agreement and the Merger Agreement, United shall make available on or before the Effective Date (as defined in the Merger Agreement) for delivery to the holders of Liberty Stock: (a) the number of shares of United Stock to be issued upon conversion of the shares of Liberty Stock for stock elections, as provided in the Merger Agreement; and (b) sufficient funds to make cash election payments and payments in lieu of the issuance of fractional shares, as provided in the Merger Agreement. If any Liberty Stock certificate shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash election payment, require the owner of such lost, stolen or destroyed Liberty Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such Liberty Stock certificate.

                                  ARTICLE III

                                OTHER AGREEMENTS

      3.1 REGISTRATION AND LISTING OF UNITED STOCK. (a) United agrees to file with the Securities and Exchange Commission (the "SEC") as soon as reasonably practicable a registration statement (the "UNITED REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "1933 ACT"), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of Liberty pursuant to this Agreement and the Merger Agreement and to use its reasonable best efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date. United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger. Liberty agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of Liberty, together with the audited financial statements of Liberty, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement. The United Registration Statement shall not cover resales of United Stock by any of the shareholders of Liberty, and United shall have no obligation to cause the United Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.

                  (b) United agrees to list on the Nasdaq National Market, by the Closing Date, the shares of United Stock to be issued to the shareholders of Liberty pursuant to this Agreement and the Merger Agreement.

      3.2 MEETING OF LIBERTY SHAREHOLDERS. Liberty shall call a special meeting of its shareholders (the "SPECIAL MEETING") to be held not more than thirty (30) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger Agreement to such shareholders for their approval. In connection with the Special Meeting, United and Liberty shall prepare and submit to the Liberty shareholders a notice of meeting, proxy statement and proxy (the "LIBERTY PROXY MATERIALS"), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.

      3.3 ABSENCE OF BROKERS. Except for Burke Capital Group, which has provided financial advisory services to Liberty, each party hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

      3.4 ACCESS TO PROPERTIES, BOOKS, ETC. Each party hereto shall allow the other party and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the respective properties, books, contracts, commitments and records of such party and its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Each party shall cause its and its subsidiaries' personnel, employees and other representatives to assist the other party in making any such investigation. During such investigation, the investigating party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

      3.5 CONFIDENTIALITY. Prior to consummation of the Merger, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential. Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party's affiliates, except that the obligations contained in this Section 3.5 shall not in any way restrict the rights of any party or person to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the United Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 3.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.5, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.5.

      3.6 FULL COOPERATION. The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

      3.7 EXPENSES. All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the "UNITED EXPENSES") shall be paid by United. All expenses incurred by Liberty in connection with the authorization, preparation, execution and performance of this Agreement, the Merger Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants (the "LIBERTY EXPENSES"), shall be paid by Liberty. The cost of reproducing and mailing the Liberty Proxy Materials shall be shared by the parties, with each party paying fifty percent (50%).

      3.8 PRESERVATION OF GOODWILL. Each party hereto shall use its best efforts to preserve its business organization and the business organization of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

      3.9 APPROVALS AND CONSENTS. Each party hereto represents and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary's officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement and the Merger Agreement.

      3.10 AGREEMENT BY LIBERTY EXECUTIVE OFFICERS AND DIRECTORS. Each of the directors and executive officers of Liberty will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit C, pursuant to which each of them agrees: (a) to recommend, subject to any applicable fiduciary duty, to Liberty shareholders approval of the Merger; (b) to vote the capital stock of Liberty owned or controlled by them in favor of the Merger; and (c) to transfer or assign shares of United

Stock received by them in connection with the Merger only in compliance with the 1933 Act, applicable state securities laws and the rules and regulations promulgated under either.

      3.11 PRESS RELEASES. Prior to the Effective Date, United and Liberty shall each approve the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 3.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law.

      3.12 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Date, United shall provide generally to officers and employees of Liberty who continue employment with United employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by United to its other similarly situated officers and employees. Subject to applicable legal requirements, United will take action to enable the employees of Liberty to transfer through a rollover contribution their proceeds from the Liberty 401(k) plan into a separate third party individual retirement account, provided that the Liberty Board of Directors must adopt resolutions to terminate the Liberty 401(k) plan prior to the Closing Date. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such employee benefits by United to the former officers and employees of Liberty who continue employment with United, service with Liberty prior to the Effective Date shall be counted. If, during the calendar year in which falls the Effective Date, United shall terminate any "group health plan", within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more Liberty employees participated immediately prior to the Effective Date (a "LIBERTY PLAN"), United shall cause any successor group health plan to waive any pre-existing condition limitations to the same extent they are waived for United employees, give credit for such calendar year for any such Liberty employee's participation in the Liberty Plan prior to the Effective Date for purposes of applying any such pre-existing condition limitations set forth therein, and give credit for such calendar year covered expenses paid by any such Liberty employee under a Liberty Plan prior to the Effective Date towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. United also shall be considered a successor employer for and shall provide to "qualified beneficiaries", determined immediately prior to the Effective Date, under any Liberty Plan appropriate "continuation coverage" (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Date under either the Liberty Plan or any successor group health plan maintained by United.

      3.13 DIRECTORS AND OFFICERS INSURANCE COVERAGE. Prior to Closing, Liberty shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by Liberty to provide for continued coverage of such insurance for a period of six years from the Effective Time, unless United's directors' and officers' liability insurance policy provides for equivalent coverage.

      3.14 DIVIDENDS. From the date hereof through the Effective Time, United shall not declare or pay any dividends other than quarterly cash dividends not to exceed $0.06 per share or stock dividends.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF LIBERTY

      As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, Liberty represents, warrants, covenants and agrees as follows. For purposes of this Article IV, "knowledge of Liberty" shall mean the actual knowledge of any of the officers of Liberty.

      4.1 LIBERTY DISCLOSURE MEMORANDUM. Liberty has delivered to United a memorandum (the "LIBERTY DISCLOSURE MEMORANDUM") containing certain information regarding Liberty as indicated at various places in this Agreement. All information set forth in the Liberty Disclosure Memorandum or in documents incorporated by reference in the Liberty Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Liberty under this Article IV. The information contained in the Liberty Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable. All information in each of the documents and other writings furnished to United pursuant to this Agreement or the Liberty Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. Liberty shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the Liberty Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.

      4.2 CORPORATE AND FINANCIAL.

            4.2.1 CORPORATE STATUS. Liberty is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries other than Bank. Bank is a national bank duly organized, validly existing, and in good standing under the laws of the United States and has no direct or indirect subsidiaries. Liberty and Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

            4.2.2 AUTHORITY. Except as set forth in the Liberty Disclosure Memorandum and subject to the required regulatory approvals and notice filing, as stated in Section 4.6.2 and the approval of Liberty shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

                  (a) violate any provision of federal or state law applicable to Liberty, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Liberty;

                  (b) violate any provision of the charter documents or bylaws of Liberty;

                  (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Liberty is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Liberty; or

                  (d) constitute a violation of any order, judgment or decree to which Liberty is a party, or by which Liberty or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of Liberty, and is enforceable in accordance with its terms, except as limited by laws affecting creditors' rights generally and by the discretion of courts to compel specific performance.

            4.2.3 CAPITAL STRUCTURE. (a) As of the date of this Agreement, Liberty has authorized capital stock consisting solely of 10,000,000 shares of Liberty Stock, of which 1,598,399 shares are issued and outstanding as of the date hereof, exclusive of 97,534 shares reserved for issuance upon exercise of Liberty Stock Options. Bank has authorized capital stock consisting solely of 10,000,000 shares of common stock, par value $5.00 per share ("BANK STOCK"), all of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Liberty Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of Liberty Stock or Bank Stock previously issued. None of the shares of Liberty Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Bank Stock are owned by Liberty.

                  (b) Except for the Liberty Stock Options and as otherwise described in the Liberty Disclosure Memorandum, Liberty does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of Liberty, or any other securities or debt, of Liberty, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as otherwise described in the Liberty Disclosure Memorandum, Liberty is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

                  (c) There is no agreement, arrangement or understanding to which Liberty is a party restricting or otherwise relating to the transfer of any shares of capital stock of Liberty.

                  (d) All shares of common stock or other capital stock, or any other securities or debt, of Liberty, which have been purchased or redeemed by Liberty have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Liberty.

                  (e) To the knowledge of Liberty, no person beneficially owns greater than 5% of the issued and outstanding shares of Liberty Stock.

            4.2.4 CORPORATE RECORDS. The stock records and minute books of Liberty, whether heretofore or hereafter furnished or made available to United by Liberty, (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Liberty; (c) correctly show all corporate action taken by the directors and shareholders of Liberty (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective charter documents and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

            4.2.5 TAX RETURNS; TAXES. (a) Liberty has duly filed: (i) all required federal and state tax returns and reports; and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect materially and adversely its business or operations. Such returns or reports were true, complete and correct, and Liberty has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports. All unpaid federal, state and local taxes and other governmental charges payable by Liberty have been accrued or reserved on its books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Adequate reserves for the payment of taxes have been established on the books of Liberty for all periods through the date hereof, whether or not due and payable and whether or not disputed. Until the Closing Date, Liberty shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Liberty has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of Liberty, there is no threatened claim against Liberty or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the Liberty Financial Statements (as defined in Section 4.2.6) or disclosed in the notes thereto. There are no waivers or agreements by Liberty for the extension of time for the assessment of any taxes. The federal income tax returns of Liberty have not been examined by the Internal Revenue Service for any period since December 31, 1998 and no tax return is currently the subject of an audit.

                  (b) Except as set forth in the Liberty Disclosure Memorandum, proper and accurate amounts have been withheld by Liberty from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by Liberty for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

            4.2.6 FINANCIAL STATEMENTS. (a) Liberty has delivered to United true, correct and complete copies, including notes, of the financial statements of Liberty for the years ended December 31, 2003, 2002 and 2001, and the financial statements of Liberty for the six (6) month period ended June 30, 2004, including consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders' equity (the financial statements for the years ended December 31, 2003, 2002 and 2001 and the financial statements for the six (6) month period ended June 30, 2004 being herein referred to as the "LIBERTY FINANCIAL STATEMENTS"). All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (except, in the case of unaudited interim financial statements, as may be permitted by Form 10-QSB), and present fairly the assets, liabilities and financial condition of Liberty as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

                  (b) Liberty has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets,
(iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            4.2.7 REGULATORY REPORTS. Liberty has made available to United for review and inspection the year-end and quarterly Reports of Condition and Income filed by Liberty with the Office of the Comptroller of the Currency (the "OCC") and the Forms F.R. Y-6 and F.R. Y-9C filed by Liberty with the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE") for each of the three (3) years ended December 31, 2003, 2002, and 2001 and quarters ended March 31, 2004 and June 30, 2004, together with all such other reports filed for the same three-year period with the Georgia Department of Banking and Finance (the "GEORGIA

DEPARTMENT") and other applicable regulatory agencies (collectively, the "LIBERTY REPORTS"). All of the Liberty Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

            4.2.8 ACCOUNTS. The Liberty Disclosure Memorandum contains a list of each and every bank and other institution in which Liberty maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

            4.2.9 NOTES AND OBLIGATIONS. (a) Except as set forth in the Liberty Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by Liberty or due to it shown in the Liberty Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. All such notes and obligations were entered into by Liberty in the ordinary course of its business and in compliance with all applicable laws and regulations.

                  (b) Liberty has established a loss reserve in the Liberty Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate to cover losses reasonably anticipated to result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of Liberty to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve.

            4.2.10 LIABILITIES. Liberty has no debt, liability or obligation of any kind required to be shown pursuant to generally accepted accounting principles on the consolidated balance sheet of Liberty, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by Liberty or any other entity covering employees of Liberty; or (d) environmental liabilities, except: (i) those reflected in the Liberty Financial Statements; and (ii) as disclosed in the Liberty Disclosure Memorandum.

            4.2.11 ABSENCE OF CHANGES. Except as specifically provided for in this Agreement or specifically set forth in the Liberty Disclosure Memorandum, since June 30, 2004:

                  (a) there has been no change in the business, assets, liabilities, results of operations or financial condition of Liberty, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, a material adverse effect on such businesses or properties;

                  (b) there has been no material damage, destruction or loss to the assets, properties or business of Liberty, whether or not covered by insurance, which has had, or which may reasonably be expected to have, an adverse effect thereon;

                  (c) the business of Liberty has been operated in the ordinary course, and not otherwise;

                  (d) the properties and assets of Liberty used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

                  (e) the books, accounts and records of Liberty have been maintained in the usual, regular and ordinary manner;

                  (f) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Liberty;

                  (g) there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by Liberty to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of Liberty earning less than $35,000 per annum ("general increase" for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

                  (h) there has been no change in the charter or bylaws of Liberty or Bank;

                  (i) there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Liberty, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Liberty, or affecting its operations;

                  (j) there has been no issuance, sale, repurchase, acquisition, or redemption by Liberty of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

                  (k) there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of Liberty or assumed by it with respect to any asset or assets;

                  (l) there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Liberty which would be required to be reflected on a balance sheet of Liberty prepared as of the date hereof in accordance with generally accepted accounting principles applied on a consistent basis, except as incurred in the ordinary course of business;

                  (m) no obligation or liability of Liberty has been discharged or satisfied, other than in the ordinary course of business;

                  (n) there have been no sales, transfers or other dispositions of any asset or assets of Liberty, other than sales in the ordinary course of business; and

                  (o) there has been no amendment, termination or waiver of any right of Liberty under any contract or agreement or governmental license, permit or permission which has had, or could reasonably be expected to have, an adverse effect on its business or properties.

            4.2.12 LITIGATION AND PROCEEDINGS. Except as set forth on the Liberty Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Liberty, threatened against, by or affecting Liberty, or any officer, director, employee or agent in such person's capacity as an officer, director, employee or agent of Liberty or relating to the business or affairs of Liberty, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Liberty have, to the knowledge of Liberty, any unasserted contingent liabilities which are reasonably likely to have an adverse effect on its assets or on the operation of its businesses or which could reasonably be expected to prevent or impede the consummation of the transactions contemplated by this Agreement.

            4.2.13 PROXY MATERIALS. Neither the Liberty Proxy Materials nor other materials furnished by Liberty to the Liberty shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of Liberty Stock and through the acquisition of shares of Liberty Stock by United pursuant to the Merger, contain with respect to Liberty any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            4.2.14 DISCLOSURE REPORTS. Liberty has a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and has delivered to United copies of:

                  (a) its Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 (and those portions of its 2003 Annual Report to Shareholders incorporated therein by reference);

                  (b) the Proxy Statement for its 2004 Annual Meeting of Shareholders;

                  (c) its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004; and

                  (d) its Current Reports on Form 8-K filed on January 23, 2004, April 28, 2004 and July 28, 2004.

The report, proxy statement and quarterly reports noted above include all of the annual and periodic reports and proxy statements required to be filed by Liberty with the SEC since December 31, 2003, and are herein collectively referred to as the "LIBERTY SEC REPORTS". The Liberty SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of Liberty in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the Liberty SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in the Liberty SEC Reports have been prepared in accordance with applicable SEC requirements and present fairly the financial condition of Liberty as of the dates thereof and the results of operations for the periods covered thereby.

            4.2.15 NO MATERIAL ADVERSE CHANGE. Since December 31, 2003, there has not been any change in the condition of Liberty, any contracts entered into by Liberty, or other changes in the operations of Liberty which, in any case, has had, or is reasonably likely to have, a material adverse effect on Liberty on a consolidated basis taken as a whole.

      4.3 BUSINESS OPERATIONS.

            4.3.1 CUSTOMERS. To the knowledge of Liberty, there are no presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in Liberty's inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the Liberty Disclosure Memorandum.

            4.3.2 PERMITS; COMPLIANCE WITH LAW. (a) Liberty has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Liberty to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of the executive officers of Liberty, threatened.

                  (b) Liberty has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a material adverse effect on Liberty. The Liberty Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of Liberty, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Liberty to conduct its business.

                  (c) Except as set forth in the Liberty Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of Liberty to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of Liberty, is any such notice or warning proposed or threatened.

            4.3.3 ENVIRONMENTAL. (a) Except as set forth in the Liberty Disclosure Memorandum:

                  (i) Liberty has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by Liberty or adjacent to any properties so owned or leased;

                  (ii) to the knowledge of Liberty, no claim has been asserted or threatened against Liberty arising from or relating to the environmental condition of any property or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property;

                  (iii) Liberty has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Liberty; and

                  (iv) to the knowledge of Liberty, the improvements on the property are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property are, and have been, free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects.

                  (b) Neither Liberty nor any of its officers, directors, employees or agents, in the course of such individual's employment by Liberty, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

                  (c) To the knowledge of Liberty, except as set forth in the Liberty Disclosure Memorandum, Liberty has not foreclosed on any property on which there is a threatened release of any Hazardous Material, or on which there has been such a release and full remediation has not been completed, or any property on which contained (not released) Hazardous Material is or was located.

                  (d) Except as set forth in the Liberty Disclosure Memorandum, neither Liberty nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Liberty holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

                  (e) The term "HAZARDOUS MATERIAL" means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material's investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of "hazardous substances" under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, "hazardous wastes" within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6921, any petroleum product, including any fraction of petroleum, or any asbestos containing materials. However, the term "HAZARDOUS MATERIAL" shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law.

            4.3.4 INSURANCE. The Liberty Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Liberty or through Liberty for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in the Liberty Disclosure Memorandum, such policies and bonds provide coverage to insure the properties and businesses of Liberty and the activities of its officers, directors and employees against such risks and in such amounts as are customary. Liberty will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Liberty has heretofore made, or will hereafter make, available to United a true, correct and complete copy of each insurance policy and bond in effect since December 31, 1998 with respect to the business and affairs of Liberty.

      4.4 PROPERTIES AND ASSETS.

            4.4.1 CONTRACTS AND COMMITMENTS. The Liberty Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with Liberty in the ordinary course of business), to which Liberty is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days. Each such contract, agreement, guaranty and commitment of Liberty is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. Liberty has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been or will be made available to United for examination.

            4.4.2 LICENSES; INTELLECTUAL PROPERTY. Liberty has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the Liberty Disclosure Memorandum, Liberty is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Liberty or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Liberty, are listed in the Liberty Disclosure Memorandum. Liberty has complied with all applicable laws relating to the filing or registration of "fictitious names" or trade names.

            4.4.3 PERSONAL PROPERTY. Liberty has good and marketable title to all of its personalty, tangible and intangible, reflected in the most recent Liberty Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except: (a) those referred to in the notes to the Liberty Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of the executive officers of Liberty, is claimed to exist); (b) those described in the Liberty Disclosure Memorandum; and (c) liens for taxes not due and payable.

            4.4.4 LIBERTY LEASES. (a) All leases (the "LIBERTY LEASES") pursuant to which Liberty is lessor or lessee of any real or personal property (such property, the "LEASED PROPERTY") are valid and enforceable in accordance with their terms; there is not under any of the Liberty Leases, to the knowledge of Liberty, any default or any claimed default by Liberty, or event of default or event which with notice or lapse of time, or both, would constitute a default by Liberty and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

                  (b) The copies of the Liberty Leases heretofore or hereafter furnished or made available by Liberty to United are true, correct and complete, and the Liberty Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

                  (c) Except as set forth in the Liberty Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for Liberty to enter into new leases of real property or to renew or amend existing Liberty Leases prior to the Closing Date.

            4.4.5 REAL PROPERTY. (a) Liberty does not own any interest in any real property (other than as lessee) except as set forth in the Liberty Disclosure Memorandum (such properties being referred to herein as "LIBERTY REALTY"). Except as disclosed in the Liberty Disclosure Memorandum, Liberty has good title to the Liberty Realty and the titles to the Liberty Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to United with the Liberty Disclosure Memorandum. Liberty has not encumbered the Liberty Realty since the effective dates of the respective title insurance policies.

                  (b) Except as set forth in the Liberty Disclosure Memorandum, the interests of Liberty in the Liberty Realty and in and under each of the Liberty Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of Liberty, threatened action at law or in equity.

                  (c) The present and past use and operations of, and improvements upon, the Liberty Realty and all real properties included in the Leased Properties (the "LIBERTY LEASED REAL PROPERTIES") are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the Liberty Realty, the Liberty Leased Real Properties or their uses.

                  (d) Except as set forth in the Liberty Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Liberty with respect to any Lease pursuant to which it is lessor or lessee.

                  (e) Liberty is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Liberty Realty or the Liberty Leased Real Properties which may adversely affect the Liberty Realty or the Liberty Leased Real Properties or the current or currently contemplated use thereof.

                  (f) The buildings and structures owned, leased or used by Liberty are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Liberty.

      4.5 EMPLOYEES AND BENEFITS.

            4.5.1 DIRECTORS OR OFFICERS OF OTHER CORPORATIONS. Except as set forth in the Liberty Disclosure Memorandum, no director, officer, or employee of Liberty serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of Liberty.

            4.5.2 EMPLOYEE BENEFITS. (a) Except as set forth in the Liberty Disclosure Memorandum, Liberty does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding.

                  (b) The Liberty Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") sponsored by Liberty (collectively, "ERISA PLANS"). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by United or its counsel have been, or prior to the Closing Date will be, made available to United.

                  (c) Liberty is not currently and has never been in the past required to contribute to a multiemployer plan as defined in Section 3(37)(A) of ERISA. Liberty does not maintain or contribute to, nor within the past six years has it maintained or contributed to, an employee pension benefit plan as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

                  (d) Each ERISA Plan has been operated and administered in all material respects in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended ("CODE"), and the regulations issued under ERISA and the Code. With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of Liberty, threatened involving such ERISA Plan or any of its fiduciaries. With respect to each ERISA Plan, neither Liberty nor any of its directors, officers, employees or agents, nor any "party in interest" or "disqualified person" (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

                  (e) Of the ERISA Plans, the "employee pension benefit plans" within the meaning of Section 3(2) of ERISA (collectively, the "EMPLOYEE PENSION BENEFIT PLANS") are separately identified on the Liberty Disclosure Memorandum. With respect to each Employee Pension Benefit Plan, except as set forth on the Liberty Disclosure Memorandum: (i) such Employee Pension Benefit Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) all contributions required by such plan have been made or will be made on a timely basis; and (iii) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

                  (f) As of the Closing Date, with respect to each ERISA Plan, Liberty will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under generally accepted accounting principles, based on an actuarial valuation satisfactory to the actuaries of Liberty representing a projection of claims expected to be incurred under such ERISA Plan.

                  (g) Except as disclosed on the Liberty Disclosure Memorandum, Liberty does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of Liberty beyond their retirement or other termination of service with Liberty other than: (i) coverage mandated by applicable Law; (ii) benefits under the Employee Pension Benefit Plans; or
(iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

                  (h) Except as set forth in the Liberty Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby will: (i) entitle any current or former employee, officer or director of Liberty to severance pay, unemployment compensation or any similar or other payment or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

            4.5.3 LABOR-RELATED MATTERS. Except as described in the Liberty Disclosure Memorandum, Liberty is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, Liberty. Liberty has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. Liberty has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. Except as described in the Liberty Disclosure Memorandum, there are no unfair labor practice charges pending or threatened against Liberty, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, Liberty with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by Liberty as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

            4.5.4 RELATED PARTY TRANSACTIONS. Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Liberty with other persons who are not affiliated with Liberty, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Liberty at the time such deposits were entered into; and (c) transactions specifically described in the Liberty Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Liberty).

      4.6 OTHER MATTERS.

            4.6.1 REGULATORY REPORTS. Liberty will make available to United for review and inspection all applications, reports or other documents filed by it or Bank for each of its past three (3) full fiscal years with any regulatory or governmental agencies. All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

            4.6.2 APPROVALS, CONSENTS AND FILINGS. Except for the Federal Reserve, the Federal Deposit Insurance Corporation (the "FDIC") and the Georgia Department, the notice filing to be made with the OCC, or as set forth in the Liberty Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Liberty, or any of Liberty's assets.

            4.6.3 DEFAULT. (a) Except for those consents described in or set forth pursuant to Section 4.6.2 above and as described in the Liberty Disclosure Memorandum, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

                        (i) constitutes a breach of or default under any contract or commitment to which Liberty is a party or by which any of Liberty's material properties or assets are bound;

                        (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Liberty; or

                        (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of Liberty.

                  (b) Liberty is not in violation of its charter documents or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other material contract or instrument to which Liberty is a party or by which it or any of its material properties is bound.

            4.6.4 REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of Liberty pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

                                   ARTICLE V

                 CONDUCT OF BUSINESS OF LIBERTY PENDING CLOSING

      Except as expressly otherwise provided herein or in the Liberty Disclosure Memorandum, Liberty covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

      5.1 CONDUCT OF BUSINESS. Liberty will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

      5.2 MAINTENANCE OF PROPERTIES. Liberty will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

      5.3 INSURANCE. Liberty will maintain and keep in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto in all material respects.

      5.4 CAPITAL STRUCTURE. No change will be made in the authorized or issued capital stock or other securities of Liberty (except for the issuance of shares of Liberty Stock upon the exercise of presently outstanding Liberty Stock Options), and Liberty will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Liberty.

      5.5 DIVIDENDS. No dividend, distribution or payment will be declared or made in respect to the Liberty Stock and Liberty will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

      5.6 AMENDMENT OF CHARTER DOCUMENTS OR BYLAWS; CORPORATE EXISTENCE. Liberty will not amend its charter documents or bylaws, and Liberty will maintain its corporate existence and powers.

      5.7 NO ACQUISITIONS. Liberty shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Liberty.

      5.8 NO REAL ESTATE ACQUISITIONS ON DISPOSITIONS. Liberty will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and Liberty will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

      5.9 BANKING ARRANGEMENTS. No change will be made in the banking and safe deposit arrangements referred to in Section 4.2.8 hereof.


      5.10 CONTRACTS. Liberty will not, without the express written consent of United, enter into any contract or renew any contract of the kind described in
Section 4.4.1 hereof.

      5.11 BOOKS AND RECORDS. The books and records of Liberty will be maintained in the usual, regular and ordinary course.

      5.12 ADVICE OF CHANGES. Liberty shall promptly advise United orally and in writing of any change or event having, or which could reasonably be expected to have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Liberty.

      5.13 REPORTS. Liberty shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.

      5.14 NO SEVERANCE OR TERMINATION PAYMENTS. Liberty shall not grant any severance or termination pay to any director, officer or other employee, or adopt any new severance plan.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF UNITED

      As an inducement to Liberty to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

      6.1 CORPORATE STATUS. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. United is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

      6.2 AUTHORITY. Subject to the required regulatory approvals and notice filing, as stated in Section 4.6.2, and the approval of Liberty shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

            (a) violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

            (b) violate any provision of the articles of incorporation or bylaws of United;

            (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

            (d) constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of Liberty, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by laws affecting creditors' rights generally and by the discretion of courts to compel specific performance.

      6.3 CAPITAL STRUCTURE. (a) As of the date of this Agreement, United has authorized capital stock consisting solely of 100,000,000 shares of common stock, par value $1.00 per share, of which 36,253,892 shares are issued and outstanding as of the date hereof, exclusive of 366,862 shares held as treasury shares, 372,000 shares reserved for issuance upon conversion of United's prime plus one-quarter percent (-1/4%) Convertible Subordinated Debentures due December 31, 2006 (the "2006 DEBENTURES") and 2,171,648 shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock (the "UNITED STOCK OPTIONS AND AWARDS") and 10,000,000 shares of preferred stock, par value $1.00 per share (the "PREFERRED STOCK"), of which 48,300 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of United Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal or state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of shares of United Stock previously issued. None of the shares of United Stock have been issued in violation of the preemptive or other rights of its shareholders.

            (b) Except for the 2006 Debentures and the United Stock Options and Awards, United does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into United Stock or Preferred Stock, or any other securities or debt, of United, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. United is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

            (c) There is no material agreement, arrangement or understanding to which United is a party restricting or otherwise relating to the transfer of any shares of United Stock other than restrictions required by applicable federal and state securities laws.

            (d) All shares of common stock or other capital stock, or any other securities or debt, of United, which have been purchased or redeemed by United have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of United.

      6.4 FINANCIAL STATEMENTS. (a) United has delivered to Liberty true, correct and complete copies of the audited financial statements of United for the years ended December 31, 2003, 2002, and 2001, and unaudited financial statements of United for the six (6) month period ended June 30, 2004, including consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows and (the audited financial statements for the years ended December 31, 2003, 2002 and 2001 and the unaudited financial statements for the six (6) month period ended June 30, 2004 being referred to as the "UNITED FINANCIAL STATEMENTS"). All of such financial statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of United as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

                  (b) United has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets,
(iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      6.5 DISCLOSURE REPORTS. United has a class of securities registered pursuant to Section 12(g) of the 1934 Act, and has delivered to Liberty copies of:

            (a) its Annual Report on Form 10-K for its fiscal year ended December 31, 2003 (and those portions of its 2003 Annual Report to Shareholders incorporated therein by reference) filed pursuant to Section 13 of the Act;

            (b) the Proxy Statement for its 2004 Annual Meeting of Shareholders;

            (c) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

            (d) its Current Reports on Form 8-K filed on January 27, 2004, March 15, 2004, April 20, 2004 and July 26, 2004.

The report, proxy statement and quarterly reports noted above include all of the annual and periodic reports and proxy statements required to be filed by United with the SEC since December 31, 2003, and are herein collectively referred to as the "UNITED SEC REPORTS". The United SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the United SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      6.6 NO MATERIAL ADVERSE CHANGE. Since the date of its latest published financial statements included in the United SEC Reports, there has not been any change in the condition of United or other changes in the operations of United which, in any case, have had, or are reasonably likely to have, a material adverse effect on United on a consolidated basis taken as a whole.

      6.7 REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in this Article VI or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to Liberty in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

      6.8 PROXY MATERIALS. Neither the Liberty Proxy Materials nor other materials furnished by United to the Liberty shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of Liberty Stock and through the acquisition of shares of United Stock by Liberty pursuant to the Merger, contain with respect to United any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF UNITED

      All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

      7.1 VERACITY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Liberty contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time, except as a result of changes or events expressly permitted or contemplated herein or where the failure to be so, either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of Liberty on a consolidated basis.

      7.2 PERFORMANCE OF AGREEMENTS. Liberty shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

      7.3 CERTIFICATES, RESOLUTIONS, OPINION. Liberty shall have delivered to
United:

            (a) a certificate executed by the President of Liberty, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

            (b) a certificate executed by the Secretary of Liberty, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Liberty; (ii) bylaws of Liberty; and (iii) duly adopted resolutions of the Board of Directors and shareholders of Liberty (1) authorizing and approving the execution of this Agreement and the Merger Agreement and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate action to enable Liberty to comply with the terms hereof and thereof;

            (c) a certificate executed by the Secretary or equivalent officer of Bank, dated as of the Closing Date, certifying and attesting to the: (i) charter of Bank; (ii) bylaws of Bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein, and (2) authorizing all other necessary and proper corporate action to enable Bank to comply with the terms hereof and thereof.

            (d) certificates of the valid existence of Liberty and Bank under the laws of Georgia and of the United States, respectively, executed by the Secretary of State of Georgia and the OCC, and dated not more than five (5) business days prior to the Closing Date;

            (e) certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that Liberty has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

            (f) an opinion of Smith, Gambrell & Russell, LLP, counsel for Liberty, dated the Closing Date, in the form attached hereto as Exhibit D.

      7.4 SHAREHOLDER APPROVAL. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of Liberty Stock.

      7.5 REGULATORY APPROVALS. Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the OCC and the Georgia Department shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

      7.6 EFFECTIVE REGISTRATION STATEMENT. The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

      7.7 CERTIFICATE OF MERGER. The Secretary of State of the State of Georgia shall have issued a certificate of merger, with respect to the Merger, in accordance with the provisions of the Georgia Business Corporation Code, and with respect to the Bank Merger, in accordance with the Financial Institution Code of Georgia and the National Bank Act.

      7.8 ACCOUNTANTS' LETTER. United shall have received a letter from Porter Keadle Moore, LLP, dated the Closing Date, to the effect that: At the request of Liberty they have carried out procedures to a specified date not more than five
(5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of Liberty, as follows:

            (a) read the unaudited consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders' equity, of Liberty from December 31, 2003 through the date of the most recent monthly financial statements available in the ordinary course of business;

            (b) read the minutes of the meetings of shareholders and Board of Directors of Liberty from December 31, 2003 to said date not more than five (5) business days prior to the Closing Date; and

            (c) consulted with certain officers and employees of Liberty responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

                        (i) such unaudited financial statements are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the December 31, 2003 Liberty Financial Statements;

                        (ii) as of said date not more than five (5) business days prior to the Closing Date, the shareholders' equity, long-term debt, reserve for possible loan losses and total assets of Liberty, in each case as compared with the amounts shown in the June 30, 2004 Liberty Financial Statements, are not different except as set forth in such letter, or

                        (iii) for the period from December 31, 2003 to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of Liberty, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

      7.9 TERMINATION OF EMPLOYMENT AGREEMENTS. United shall have received evidence of the buy-out and termination of that certain Employment Agreement, dated May 26, 2004, by and between Liberty, Bank and William L. Daniel and that certain Employment Agreement, dated January 2, 2002, by and between Liberty, Bank and William R. Walker, II, in form and content satisfactory to United.

      7.10 EMPLOYMENT AGREEMENTS. Each of William L. Daniel and William R. Walker, II shall have executed an employment agreement in form and content satisfactory to United and Mr. Daniel and Mr. Walker, respectively.

      7.11 LOSS RESERVE. Except as described in the Liberty Disclosure Memorandum, at the Closing Date, the ratio of the loss reserve, established on such date in good faith by Liberty, to total loans outstanding at such time shall not exceed the ratio of the loan loss reserve to the total loans outstanding as reflected in the balance sheet of Liberty as of June 30, 2004.

                                  ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF LIBERTY

      All of the obligations of Liberty under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

      8.1 VERACITY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of United contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time, except as a result of changes or events expressly permitted or contemplated herein or where the failure to be so, either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of United on a consolidated basis.

      8.2 PERFORMANCE OF AGREEMENTS. United shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

      8.3 CERTIFICATES, RESOLUTIONS, OPINION. United shall have delivered to
Liberty:

            (a) a certificate executed by the President or an Executive Vice President of United, dated the Closing Date, certifying in such detail as Liberty may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

            (b) a certificate executed by the Secretary or an Assistant Secretary of United, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of United; (ii) bylaws of United; and (iii) duly adopted resolutions of the board of directors of United (1) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of United, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof and thereof;

            (c) a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Secretary of State of the State of Georgia, dated not more than five (5) business days prior to the Closing Date;

            (d) an opinion of Kilpatrick Stockton LLP, counsel for United, dated the Closing Date, in the form attached hereto as Exhibit E; and

            (e) certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that United has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due.

      8.4 SHAREHOLDER APPROVAL. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of Liberty Stock.

      8.5 REGULATORY APPROVALS. Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the OCC and the Georgia Department shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

      8.6 EFFECTIVE REGISTRATION STATEMENT. The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

      8.7 TAX OPINION. Liberty shall have received from Kilpatrick Stockton LLP its opinion, in form and substance reasonably satisfactory to Liberty, to the effect that:

            (a) The Merger and the issuance of shares of United Stock in connection therewith, as described herein and in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

            (b) No gain or loss will be recognized by holders of Liberty Stock upon the exchange of such stock for United Stock as a result of the Merger;

            (c) Gain or loss will be recognized pursuant to Section 302 of the Code by holders of Liberty Stock upon their receipt of cash, including cash (i) in lieu of fractional shares of United Stock, and (ii) upon their exercise of dissenters' rights;

            (d) No gain or loss will be recognized by Liberty as a result of the Merger or the Bank Merger;

            (e) The aggregate tax basis of United Stock received by shareholders of Liberty pursuant to the Merger will be the same as the tax basis of the shares of Liberty Stock exchanged therefor (i) decreased by any portion of such tax basis allocated to fractional shares of United Stock that are treated as redeemed by United, (ii) decreased by the amount of cash received by a Liberty shareholder in the Merger (other than cash received with respect to fractional shares), and (iii) increased by the amount of gain recognized by a Liberty shareholder in the Merger (other than gain recognized with respect to fractional shares); and

            (f) The holding period of the shares of United Stock received by the shareholders of Liberty will include the holding period of the shares of Liberty Stock exchanged therefor, provided that the stock of Liberty is held as a capital asset on the date of the consummation of the Merger.

      8.8 CERTIFICATE OF MERGER. The Secretary of State of the State of Georgia shall have issued a certificate of merger, with respect to the Merger, in accordance with the provisions of the Georgia Business Corporation Code, and with respect to the Bank Merger, in accordance with Financial Institution Code of Georgia and the National Bank Act.

                                   ARTICLE IX

                            WARRANTIES, NOTICES, ETC.

      9.1 WARRANTIES. All statements contained in any certificate or other instrument delivered by or on behalf of Liberty or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of

Liberty shall be required to be made, and shall be considered made, on behalf of Liberty and Bank.

      9.2 SURVIVAL OF PROVISIONS. All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

                  (a) the opinions of counsel referred to in Sections 7.3(f) and 8.3(d) of this Agreement;

            (b) any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

            (c) the covenant with respect to the confidentiality of certain information contained in Section 3.5 hereof.

      9.3 NOTICES. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 9.3 on the date of such facsimile), or five (5) days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient. Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

                    To Liberty:         Liberty National Bancshares, Inc.
                                        1000 Georgia Highway 138
                                        Conyers, Georgia 30013
                                        Attention: William L. Daniel
                                        Facsimile: (770) 785-7107

                    With copies to:     Smith, Gambrell & Russell, LLP
                                        Promenade II, Suite 3100
                                        1230 Peachtree Street
                                        Atlanta, Georgia 30309
                                        Attention: Robert C. Schwartz
                                        Facsimile: (404) 815-3509

                    To United:          United Community Banks, Inc.
                                        P.O. Box 398
                                        Blairsville, Georgia  30512
                                        Attention: Jimmy C. Tallent
                                                   President
                                        Facsimile: (706) 745-1335

                    With copies to:     Kilpatrick Stockton LLP
                                        Suite 2800
                                        1100 Peachtree Street
                                        Atlanta, Georgia  303039-4530
                                        Attention: Richard R. Cheatham
                                        Facsimile: (404) 815-6555

      9.4 ENTIRE AGREEMENT. This Agreement and the Merger Agreement supersede all prior discussions and agreements between Liberty and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Merger Agreement contain the sole and entire agreement between Liberty and United with respect to the transactions contemplated herein and therein.

      9.5 WAIVER; AMENDMENT. Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by Liberty, to waive or extend the time for the fulfillment by Liberty of any or all of Liberty's obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Liberty shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United's obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Liberty under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Sections 7.5 and 8.5 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

                                   ARTICLE X

                                  TERMINATION

      This Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows:

      10.1 MATERIAL ADVERSE CHANGE.

            (a) By United, if, after the date hereof, a material adverse change in the financial condition or business of Liberty shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of Liberty Stock, or if Liberty shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

            (b) By Liberty, if, after the date hereof, a material adverse change in the financial condition or business of United shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of United Stock, or if United shall have suffered a material loss or damage to any its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

      10.2 NONCOMPLIANCE.

            (a) By United, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Liberty before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United; or (ii) in the event of a material breach by Liberty of any covenant, agreement, or obligation contained in this Agreement which breach cannot be or has not been cured within 40 days after the giving of written notice to United of such breach.

            (b) By Liberty, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Liberty; or (ii) in the event of a material breach by United of any covenant, agreement, or obligation contained in this Agreement which breach cannot be or has not been cured within 40 days after the giving of written notice to Liberty of such breach.

      10.3 FAILURE TO DISCLOSE.

            (a) By United, if it learns of any fact or condition not disclosed in this Agreement, the Liberty Disclosure Memorandum, or the Liberty Financial Statements, which was required to be disclosed by Liberty pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of Liberty which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

            (b) By Liberty, if it learns of any fact or condition not disclosed in this Agreement or the United Financial Statements, which was required to be disclosed by United pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of United which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

      10.4 ADVERSE PROCEEDINGS. By either party, if any action, suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of the terminating party makes consummation of the transactions herein contemplated inadvisable.

      10.5 TERMINATION DATE. By either party, if the Closing Date shall not have occurred on or before February 28, 2005.

      10.6 DISSENTERS. By United, if the holders of more than five percent (5%) of the shares of the outstanding Liberty Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the "fair value" of their shares.

      10.7 SHAREHOLDERS VOTE. By either party, if the Merger Agreement is not approved by the vote of the holders of Liberty Stock as required by applicable law.

      10.8 TERMINATION FEE. (a) If, while a Competing Offer (as defined in (b) below) is outstanding or after such an offer has been accepted, (i) either party terminates this Agreement pursuant to Section 10.7, (ii) Liberty terminates this Agreement other than pursuant to Section 10.1(b), 10.2(b), 10.3(b) or 10.4, or
(iii) United terminates this agreement pursuant to Section 10.2(a) or 10.3(a), then Liberty shall pay, or cause to be paid to United, at the time of the termination of this Agreement, an amount equal to $1.2 million (the "TERMINATION Fee"), which shall be the sole and exclusive remedy of United for all claims under this Agreement.

                  (b) "Competing Offer" means any inquiry, proposal or offer, whether in writing or otherwise, from anyone other than United to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of Liberty or Bank or 15% or more of any class of equity securities of Liberty or Bank pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either Liberty or Bank, including any single or multi-step transaction or series of related transactions, which is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in either Liberty or Bank.

      10.9 EFFECT OF TERMINATION. Except as set forth in Section 10.8, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 3.5 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement

                                   ARTICLE XI

                          COUNTERPARTS, HEADINGS, ETC.

      This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. A pronoun in one gender includes and applies to the other genders as well.

                                  ARTICLE XII

                           NO THIRD PARTY BENEFICIARY

      No provision of this Agreement shall be deemed to create any third party beneficiary rights in any anyone, including any employee or former employee of Liberty (including any beneficiary or dependent thereof).

                                  ARTICLE XIII

                                 BINDING EFFECT

      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

                                  ARTICLE XIV

                                 GOVERNING LAW

      The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

                 [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, Liberty and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

                                       LIBERTY NATIONAL BANCSHARES, INC.

(CORPORATE SEAL)

ATTEST:

/s/ C. Dean Alford                     By: /s/ William L. Daniel
------------------------------             -------------------------------------
Secretary                                  William L. Daniel
                                           President and Chief Executive Officer

                                       UNITED COMMUNITY BANKS, INC.

(CORPORATE  SEAL)

ATTEST:

                                       By: /s/ Thomas C. Gilliland
/s/ Lori McKay                             -------------------------------------
------------------------------             Thomas C. Gilliland
Assistant Secretary                        Executive Vice President